Exhibit 21.1

CARROLS RESTAURANT GROUP, INC.

Subsidiaries of the Registrant

Name	State of Incorporation or Organization

Carrols Corporation	Delaware

Carrols LLC	Delaware

Carrols Realty Holdings Corp.	Delaware

Carrols Realty I Corp.	Delaware

Carrols Realty II Corp.	Delaware

Carrols J.G. Corp.	Delaware

Quanta Advertising Corp.	New York

Pollo Franchise, Inc.	Florida

Pollo Operations, Inc.	Florida

Taco Cabana, Inc.	Delaware

TP Acquisition Corp.	Texas

T.C. Management, Inc.	Delaware

Get Real, Inc.	Delaware

Texas Taco Cabana, L.P.	Texas

TC Lease Holdings III, V and VI, Inc.	Texas

Cabana Bevco, LLC	Texas

TC Bevco, LLC	Texas

Cabana Beverages, Inc.	Texas

TPAQ Holding Corporation	Delaware